Exhibit 10.37

February 23, 2003

The Board of Directors
PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, Nevada 89120

Gentlemen:

        On behalf of a corporation or other entity ("Newco") to be formed by the undersigned (collectively, the "MBO Group"), we hereby submit a proposal on the following terms (the "Proposal") to acquire PDS Gaming Corporation, a Minnesota corporation (the "Company"). Consummation of the proposed acquisition would result in the shareholders of the Company, other than the members of the MBO Group, receiving in exchange for each of the outstanding shares (the "Shares") of Common Stock, $.01 par value, of the Company (the "Common Stock") owned by them (i) $1.25 in cash, and (ii) a nontransferable deferred payment right representing the right to receive an aggregate of $1.50 in three equal installments of $0.50 payable on, respectively, the first, second and third anniversaries of the consummation of the acquisition (each, a "Payment Right"). The acquisition would be effected by means of a merger of Newco or a wholly-owned subsidiary of Newco with the Company. The MBO Group would own, directly or indirectly, all of the outstanding Common Stock following the acquisition.

        If the Proposal is acceptable to you, we will proceed promptly with the Company to negotiate a binding, definitive agreement (the "Agreement") providing for the acquisition, with the goal of having the Proposal submitted to a vote of the shareholders at the Company's 2003 annual meeting of shareholders. It is our contemplation that Bryan Cave LLP, counsel to Newco and the MBO Group, would prepare the first drafts of the Agreement and the other acquisition documents, the necessary securities law filings, including the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the preliminary and definitive proxy statements on Schedule 14A, and the documents necessary for the acquisition to comply with the Minnesota Control Share Acquisitions statute, including the information statement contemplated by Subdivision 2 of Section 302A.671 of the Minnesota Business Corporation Act. We believe it would be desirable for the three independent directors of the Company to be constituted as a special committee (the "Special Committee") of the Company's Board of Directors (the "Board") to respond to the Proposal on behalf of the Company's public shareholders, and each of the undersigned is prepared, in his or her capacity as a member of the Board, to vote in favor of that delegation of authority. We also encourage the Special Committee to retain legal and financial advisors to assist it in its review of the Proposal. Further, we would welcome the opportunity to make a formal presentation of the Proposal to the members of the Special Committee.

        The MBO Group, on behalf of Newco, has retained Wedbush Morgan Securities ("WMS") to act as the investment banker and financial advisor to Newco with respect to the acquisition. Based on our preliminary discussions with senior representatives of WMS, it is our belief that arrangement of all third party financing commitments necessary to consummate the acquisition will be in place not later than May 24, 2003.

        Consummation of the acquisition would be subject to the approval of the Agreement by the Board, the Special Committee, a majority of the Company's outstanding shares and a majority of the Company's outstanding shares not owned by members of the MBO Group or their affiliates; the procuring of all necessary consents from the Company's commercial lenders and the trustees under the indentures covering the Company's outstanding debt securities (the "Indentures"), and the holders thereof; the securing of all required approvals from all gaming regulatory agencies having jurisdiction over the business of the Company; the obtaining of the necessary financing; the receipt by the Company of a favorable fairness opinion from an independent investment banking firm; the satisfaction of all applicable federal and state regulatory requirements; and the absence during the period commencing with the date hereof of any material change in the Company's actual or prospective business, assets, operations, financial condition or results of operations. The Agreement would also contain representations, warranties, covenants and other conditions customary for transactions of this kind.

        We contemplate that each person holding an option to purchase shares of Common Stock issued under the Company's 1993 Stock Option Plan or 2002 Stock Option Plan (collectively, "Covered Shares") would receive in exchange therefor, within ten (10) days of the consummation of the acquisition, with respect to each Covered Share, cash in the amount, if any, by which (x) the sum of (i) $1.25 and (ii) the fair market value, as determined by the Special Committee, of a Payment Right, is greater than (y) the exercise price of said option. It is further contemplated that following the acquisition an employee benefit package would be provided that is no less favorable to employees than that currently provided by the Company and, of course, that the Company's operations would be kept intact and that the Company's headquarters would remain at its present location. The undersigned understand that, pursuant to the terms of the Indentures, the Company is required to maintain its status as a reporting company under the Securities Exchange Act of 1934 until July 1, 2004.

        Pending the execution and delivery of the Agreement (or the earlier termination of this letter of intent), in consideration of the undersigned's making of the Proposal, the Company will not, and will not permit its representatives to, solicit or encourage (including by way of furnishing any non-public information concerning the Company's business, properties or assets) from any third party any alternative acquisition proposal, including, without limitation, any proposal to acquire a substantial equity interest in, or a material amount of assets of (other than in the Company's ordinary course of business), the Company; provided, however, that the Company may furnish information concerning its business, properties or assets in response to a solicitation by another person if counsel to the Company or counsel to the Special Committee formally advises the Board or Special Committee that there would be a significant risk of liability on the part of the members of the Board or of the Special Committee to the Company's shareholders as a result of failure to furnish such information to such other person. If any such alternative acquisition proposal, or an inquiry looking towards such proposal, is received by the Company or any such information is so furnished, the Company shall promptly notify the undersigned of such fact.

        Either the Company or the undersigned may terminate this letter of intent if appropriate financing commitments have not been obtained by Newco on or before May 24, 2003, or the Agreement is not executed on or before June 30, 2003. If for any reason (other than the circumstances adverted to in the succeeding paragraph) this letter of intent is terminated, the Company shall, in view of the efforts of Newco, reimburse Newco for its reasonable professional and advisory fees and other out-of-pocket expenses (but not in an aggregate amount in excess of $400,000) incurred in connection with the transaction contemplated by this letter and the financing thereof.

        The Company may also terminate this letter of intent at any time if it shall have entered into a definitive agreement with any other person or persons which provides for the acquisition of all of the outstanding Shares not owned by members of the MBO Group at an average value per Share in excess of $2.75. In such event, in view of the efforts of Newco and the potential benefits of the acquisition to the shareholders of the Company and the potential loss to Newco of not proceeding with the acquisition, the Company shall pay to Newco a fee of $500,000 and reimburse Newco for its reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the transaction contemplated by this letter and the financing thereof. The same amounts shall also be paid by the Company to Newco if any person, or any persons acting as a group, acquire(s) more than 20% of the Shares outstanding at an average value per Share in excess of $2.75 and this letter of intent is consequently terminated by Newco.

        At the request of Newco, or any of the undersigned on behalf of Newco, the Company shall pay to or on behalf of Newco the amount of the reasonable professional and advisory fees and other out-of-pocket expenses incurred by Newco in connection with the transaction contemplated by this letter and the financing thereof, to the extent that such expenses would otherwise be reimbursable to Newco pursuant to the terms of this letter upon termination thereof, as and when such expenses are incurred, promptly after submission to the Special Committee of documentation suitably evidencing the nature and amount of such expenses.

        The Agreement, when entered into, will contain provisions similar, mutatis mutandis, to those contained in the first, second and fourth preceding paragraphs and will also provide that, if the acquisition is not consummated for any reason other than the circumstances adverted to in the second preceding paragraph, the Company will pay Newco $500,000 and reimburse Newco for its reasonable professional and advisory fees and other out-of-pocket expenses (but not in an aggregate amount in excess of $500,000) incurred in connection with the transaction contemplated by the Agreement and the financing thereof.

        It is understood that this letter represents merely our understanding with respect to the acquisition, and that the parties intend to proceed promptly and in good faith, subject to the terms of this letter and the Agreement, to consummate the acquisition, but that a binding agreement with respect to the acquisition will result only from execution of the Agreement. Notwithstanding the foregoing, the provisions of the second, third, fourth and fifth preceding paragraphs shall be fully binding on the parties hereto for all purposes.

        For the record, each of us would like to state that we remain fully committed to the Company's current business plan and its execution, and will, without regard to the response of the Board or the shareholders of the Company to the Proposal, continue throughout this process to discharge faithfully our duties as officers and directors of the Company.

        We, of course, reserve the right to withdraw the Proposal at any time prior to its acceptance by the Company in the manner indicated below. If the foregoing is acceptable to you, please so confirm by signing and returning to us an enclosed duplicate original of this letter.

Very truly yours,

/s/ JOHAN P. FINLEY Johan P. Finley

/s/ LONA M. B. FINLEY Lona M. B. Finley

/s/ PETER D. CLEARY Peter D. Cleary

ACCEPTED AND AGREED
AS OF THE DATE FIRST
WRITTEN ABOVE:

PDS GAMING CORPORATION

By:	/s/ JAMES L. MORRELL
Its:	Chairman, Special Committee of the Board of Directors